EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Comtech Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-125696) on Form S-8 of Comtech Group, Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheet of Comtech Group, Inc. and its subsidiaries as of December 31, 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Comtech Group, Inc. and to the reference to our firm under the heading “Selected Financial Data” in the annual report.

Our report dated March 16, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph which states that the Company acquired Viewtran Cayman (the “Acquired Company”) on December 15, 2006, and management excluded from its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2006 the Acquired Company’s internal control over financial reporting associated with total assets representing approximately 7% of total consolidated assets and less than 1% of consolidated net sales of the Company as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company excluded an evaluation of the internal control over financial reporting of the Acquired Company.

KPMG

Hong Kong, China

March 16, 2007